Exhibit 2.1
PURCHASE AND SALE AGREEMENT
BETWEEN
CADDO RESOURCES LP
(“SELLER”)
AND
GOODRICH PETROLEUM CORPORATION
(“BUYER”)
May 23, 2008

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), is made on May 23, 2008, by and between CADDO RESOURCES LP, a Delaware limited partnership, whose address is 5949 Sherry Lane, Suite 755, Dallas, Texas 75225 (“Seller”) and GOODRICH PETROLEUM CORPORATION, a Delaware corporation, whose address is 808 Travis Street, Suite 1320, Houston, Texas 77002 (“Buyer”) (Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”).
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, those certain interests in oil and gas properties, rights and related assets that are defined and described as “Assets” herein on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.1. Subject to the terms and conditions set forth herein, Seller agrees to sell, assign and convey to Buyer and Buyer agrees to buy from Seller at the Closing (as hereinafter defined in Section 6.2), but effective as of May 1, 2008 at 12:01 a.m., Central Standard Time (the “Effective Time”), the following properties (the “Assets”):
(a) Properties. All of Seller’s right, title and interest in and to those certain oil and gas leases described on Exhibit “A” and all subleases or other interests associated therewith including any Additional Properties (as defined below) that are acquired (the “Leases”), together with all oil, gas or mineral unitization, pooling, operating and communitization agreements, declarations and orders, and the units created thereby related to the Leases (together with the Leases, the “Interests”), but specifically subject to the encumbrances set forth on Schedule 3.3(c) and excluding from the term “Assets” any equipment, pipelines, fixtures or interests in land owned by any purchaser and/or transporter of oil and/or gas including but not limited to, the Excluded Assets, as defined below.
(b) Contract Rights. All of Seller’s interest in contracts or agreements to which Seller is a party relating to the Interests (other than those agreements described on Schedule 1.1(b) and referred to herein as “Excluded Agreements”), or production therefrom (collectively, the “Property Contracts”), including, but not limited to, all oil or gas sales, purchase, exchange, transportation, gathering, and processing agreements, operating agreements, unit agreements, joint venture agreements, participation agreements, seismic exploration agreements, surface leases, water disposal agreements, compressor rental agreements, area of mutual interest agreements, farmout and farmin agreements, and division and transfer orders; provided, however, that by accepting the conveyance of the Property Contracts by Seller, Buyer is not to be construed as having assumed liability for any breaches, if any, of those Property Contracts by Seller prior to the Effective Time.

(c) Easements. All easements, rights-of-way, licenses, servitudes, permits or other similar interests or rights appertaining to the Interests used in connection with the exploration, development or operation of the Interests, including, but not limited to, the production, processing, treating, storing, marketing, or transportation of oil, gas, casinghead gas, condensate, distillate, or other liquid or vaporous hydrocarbons (collectively, the “Easements and Permits”) save and except, and there is specifically excluded from the term “Assets,” all Excluded Assets, as defined below.
(d) Personal Property, Equipment, Fixtures, and Improvements. All personal property, equipment, fixtures, and improvements appurtenant to or located on the Interests, and used in connection with the exploration, development, or operation of the Interests including, but not limited to, the existing oil and gas wellbores listed on Exhibit “A” and all other wells located on the Interests, whether producing, shut-in, temporarily abandoned, plugged, or used for water injection or disposal or other purposes (referred to herein collectively as the “Wells”), casing tubing, pumps, pump jacks, separators, dehydrators, tanks, buildings, plants, fixtures, injection facilities, water disposal facilities, compression facilities, machinery, pipelines, gathering lines, and other equipment (referred to herein collectively as the “Equipment”) save and except, and there is specifically excluded from the terms “Wells,” “Equipment,” and “Assets,” all Excluded Assets as defined below.
(e) Files and Records. To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements, all of the applicable files, records and data directly relating to the items described in Subsections 1.1(a) and 1.1(b) above including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves and all related materials in the possession of Seller (collectively, the “Records”), less and except all proprietary data, seismic information.
(f) Excluded Assets. “Excluded Assets” means: (i) all equipment, pipelines, and fixtures downstream from, and including, the relevant meter to which each Well is connected; (ii) all related easements, licenses, rights-of-way, servitudes, permits or similar interests or rights in land, including without limitation, all such assets described in the foregoing clauses (i) and (ii) of this Section 1.1(f), owned or used by Caddo Gathering Company, LLC; (iii) Seller’s corporate, financial, and tax records, except that Seller will provide Buyer with copies of any tax records that are necessary for Buyer’s ownership, administration, or operation of the Properties; and (iv) any stock, limited liability company interests, partnership interests or any other equity interest in any corporation, limited liability company, limited partnership, general partnership or other entity including without limitation, Caddo Gathering Company, LLC.

ARTICLE 2
PURCHASE PRICE AND ALLOCATION
2.1. Base Purchase Price.
(a) Buyer agrees to pay Seller for the Assets the total sum of Thirty-two million and 00/100ths Dollars (US $32,000,000) (“Base Purchase Price”) at Closing in Buyer Common Stock (as defined below) the number of shares of which shall be calculated in accordance with the following definition of Capital Stock Consideration, subject only to the price adjustments set forth in this Agreement and the Additional Consideration set forth in Section 2.5. The Base Purchase Price, as adjusted pursuant hereto, is referred to herein as the “Purchase Price.”
(b) “Buyer Common Stock” means shares of common stock, par value $.20, of Buyer.
(c) “Capital Stock Consideration” means that number of shares of Buyer Common Stock equal to the quotient obtained by dividing “X” where X is the Purchase Price by “Y” where Y is the Trading Price (as defined below).
(d) “Trading Price” shall mean the average of the daily volume weighted average price of the Buyer Common Stock as reported on the New York Stock Exchange for the twenty (20) consecutive trading days ending three (3) business days prior to but not including the date on which this Agreement is signed by Buyer.
2.2. Purchase Price Adjustments. The Base Purchase Price shall be adjusted at Closing as follows:
(a) Upward Adjustments. The Base Purchase Price shall be adjusted upward by the following:
(i) The amount of all direct costs and expenditures chargeable to Seller’s Interests incurred and paid by or on behalf of Seller regarding the following:
(A) costs and expenditures attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Assets on and after the Effective Time;
(B) bonuses, lease rentals and shut-in payments due after (and expressly excluding those due before) the Effective Time;
(C) property and other non-ad valorem taxes that are allocated to the Buyer pursuant to ARTICLE 8 hereinbelow; and
(D) amounts relating to obligations arising under the Property Contracts with respect to operations or production after the Effective Time;
(ii) The value of all hydrocarbons, which are merchantable and are in storage or existing stock in tanks above the outlet flange delivery point and credited to the

Interests as of the Effective Time, net of all severance taxes and burdens, and less an appropriate deduction based on industry practice for basic sediment, water and other non-merchantable liquids;
(iii) The value of any additional properties or leases listed on Exhibit “B” (the “Additional Properties”) that are acquired by Seller within one hundred twenty (120) days after Closing with the adjustment to be equal to the value shown on Exhibit “B” for such property or lease; and
(iv) Any other amount agreed upon by Seller and Buyer in writing.
(b) Downward Adjustments. The Base Purchase Price shall be adjusted downward by the following:
(i) The amount of all proceeds received by Seller that are attributable to the ownership and operation of the Assets on or after the Effective Time through the Closing Date (as defined below);
(ii) The following amounts:
(A) all direct costs and expenditures chargeable to the Interests and not paid by Seller that are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Assets prior to the Effective Time and which are paid by Buyer ;
(B) all bonuses, lease rentals and shut-in payments paid by Buyer that are due prior to the Effective Time and are not paid by Seller;
(C) amounts relating to obligations arising under the Property Contracts, all with respect to operations and production prior to the Effective Time and not paid by Seller and paid or assumed by Buyer; and
(D) Those amounts resulting from Title Defects (defined below), as provided in ARTICLE 4 hereinbelow, or Environmental Conditions (defined below), as provided in ARTICLE 14 hereinbelow; and
(iii) Any other amount agreed upon by Seller and Buyer in writing.
2.3. Allocation of Base Purchase Price. Seller and Buyer agree that the Base Purchase Price as adjusted shall be allocated among the Interests as set forth on Exhibit “A” (the “Allocated Value”) for the purpose of: (a) establishing a basis for certain taxes, (b) obtaining waivers of any preferential rights to purchase the Interests, (c) determining the value of a Title Defect, and (d) handling those instances for which the Base Purchase Price is to be adjusted.
2.4. Unregistered Shares; Registration Rights. (a) Seller understands that the shares of Buyer Common Stock issued as Capital Stock Consideration are being issued to Seller in a transaction not involving a public offering within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and that the issuance of the shares of Buyer Common Stock has not been registered under the Securities Act and, unless so registered, the shares of Buyer Common Stock may not be sold except as permitted in the following sentence. Seller agrees that, if in the future Seller decides to offer, resell, pledge or otherwise transfer such shares of Buyer Common Stock, such shares of Buyer Common Stock may be offered, resold, pledged or otherwise transferred only (a) to Buyer or a subsidiary thereof, (b) pursuant to a registration statement that has been declared effective under the Securities Act, or (c) pursuant to an available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of Seller’s property be at all times within Seller’s control and subject to compliance with any applicable securities laws of any jurisdiction. Seller agrees not to engage in hedging transactions with regard to the shares of Buyer Common Stock constituting the Capital Stock Consideration unless in compliance with the Securities Act. At Closing, Buyer will deliver to Seller one or more certificates, in the form adopted by Buyer, representing the shares of Buyer Common Stock constituting the Capital Stock Consideration. Seller agrees to the imprinting, so long as the restrictions described in the legend are applicable, of the following legend on any certificate evidencing the Buyer Common Stock:
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.
(b) Certificates evidencing Buyer Common Stock shall not be required to contain such legend or any other legend following any sale of such Buyer Common Stock pursuant to an effective registration statement or Rule 144, or the restrictions described in the legend are no longer applicable. Seller may request Buyer to remove the legend described above from the certificates evidencing the Buyer Common Stock by submitting to Buyer such certificates, together with an opinion of counsel reasonably satisfactory to Buyer to the effect that such restrictions are no longer applicable under the Securities Act or applicable state laws, as the case may be; provided, however, that if the Buyer Common Stock is covered by an effective registration statement filed with the SEC (defined below) and Seller is effecting a resale of all or any portion of Buyer Common Stock pursuant to such effective registration statement, then no opinion of counsel shall be required and Buyer shall promptly remove such legend upon Seller’s request with regard to the shares of Buyer Common Stock sold by Seller pursuant to such effective Registration Statement.
(c) At Closing, the Parties shall execute the Registration Rights Agreement in substantially the same form attached as Exhibit “C” (the “Registration Rights Agreement”) hereto pursuant to which, among other things, Buyer will file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) as promptly as practicable, but in any event within 23 days of the Closing Date, to register for resale the Buyer Common Stock issued to Seller as the Capital Stock Consideration. Upon such registration statement being declared effective, Buyer shall immediately so inform Seller.
2.5. Additional Consideration. In addition to the Purchase Price and as additional consideration for the transactions contemplated by this Agreement, if Closing occurs and within six (6) months of Closing, Buyer sells or conveys, or enters into a contract or binding or non-binding letter of intent to sell or convey, all or substantially all of the Assets in one or more transactions for consideration exceeding the Purchase Price (or allocable portion of the Purchase Price if a portion of the Assets is sold), then immediately upon the closing of each such transaction, Buyer shall pay or deliver to Seller the amount of such excess consideration, less any capital expenditures made by Buyer after the Effective Date with respect to the sold Assets.
2.6. Changes to Buyer Common Stock. Wherever in this Agreement there is a reference to a specific number of shares of Buyer Common Stock of any class or series, or a price per share of such stock, then, upon the occurrence (prior to or after the Closing) of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.
ARTICLE 3
ACCESS TO ASSETS AND DATA; DISCLAIMERS AND REPRESENTATIONS
3.1. Access. Notwithstanding Buyer’s prior opportunity to inspect the Assets and to review information regarding the Assets, promptly after execution of this Agreement and upon request of Buyer, Seller shall provide Buyer and Buyer’s authorized representatives, at any reasonable time(s) before the Closing and with reasonable prior written notice: (a) physical access to the Assets on or associated with the Interests that are Seller-operated, at Buyer’s sole risk, cost and expense, to inspect and to conduct any Phase I environmental audits of the same, and (b) access to the Records, to the extent such data and records are in Seller’s possession and relate to the Assets; provided, however, Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller considers confidential or proprietary or which Seller believes in good faith it cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Seller will use its good-faith efforts to obtain any consents necessary to allow Buyer to review such data or information). Buyer shall indemnify and hold harmless Seller, its affiliates, parents and subsidiaries and their respective agents, representatives, shareholders, members, partners, officers, directors, managers and employees for and from any and all claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees) resulting from Buyer’s acts or omissions in connection with Buyer’s access to the Assets as set forth in this Section 3.1.

3.2. Disclaimer. Buyer specifically understands and acknowledges the following:
(a) Limitation of Warranties. Other than a warranty for any persons claiming by, through or under Seller, title to the Interests shall be transferred and conveyed without representation or warranty of title, express or implied. SELLER EXPRESSLY DISCLAIMS ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING: (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION; AND (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY BUYER THAT THE PERSONAL PROPERTY, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER AS IS, WHERE IS, WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THAT BUYER HAS BEEN GIVEN THE OPPORTUNITY TO MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(b) Data. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE INTERESTS OR OTHER ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS OR THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER IS PROVIDED TO BUYER AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.
3.3. Representations of Seller. Seller represents and warrants as follows to Buyer:
(a) Violations. To Seller’s knowledge, Seller has violated no laws, statutes, regulations or orders applicable to any of the Assets or to the operation thereof which violation materially and adversely affects the value of the Assets.
(b) Compliance. To Seller’s knowledge, Seller has complied with all laws, rules, regulations, ordinances and orders of all local, tribal, state and federal governmental bodies, authorities and agencies having jurisdiction over Seller and the Assets, noncompliance with which materially would adversely affect the value of the Assets or interfere with, prevent, frustrate, or hinder the transactions contemplated by this Agreement.
(c) Encumbrances. To Seller’s knowledge, except as set forth on Schedule 3.3(c) (the “Permitted Encumbrances”), Seller warrants that the Interests are free and clear of any and all liens, mortgages, claims, security interests, and encumbrances, except for those items which do not reduce Seller’s actual net revenue interest below that listed on Exhibit “A.”

(d) Payment of Royalties and Taxes. To Seller’s knowledge, all royalties and all, property, production, severance and similar taxes (excluding ad valorem taxes) with respect to the Interests which accrued during the period when Seller owned the Interests and prior to the Effective Time have been properly and fully paid, or are included within any suspense amounts tendered to Buyer at Closing.
(e) Litigation. To Seller’s knowledge, Schedule 3.3(e) contains a list of all pending or threatened lawsuits involving the Assets.
(f) Organization, Good Standing and Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to transact business and own and operate the Assets in the state(s) in which the Assets are located. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the “Equitable Exceptions”). Seller has the power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Seller Material Adverse Effect on the ability of Seller to consummate the transactions contemplated hereby. For all purposes of this Agreement, the term “Seller Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of Seller and its subsidiaries taken as a whole.
(g) Consents and Preferential Rights. Schedule 3.3(g) contains a complete list of: (i) consents required to assign the Interests; and (ii) preferential rights to purchase any of the Interests.
(h) Investment. Seller is acquiring the Buyer Common Stock solely for its own account, for investment purposes, with no intention of distributing or reselling the Buyer Common Stock, in any public offering or in any transaction that would be in violation of the securities laws of the United States, or any state thereof, without prejudice, however, to Seller’s right at all times to sell or otherwise dispose of all or any part of the Buyer Common Stock under an effective registration statement under the Securities Act and applicable state securities laws or an exemption from such registration requirements.
(i) Transfer Restrictions. Seller acknowledges and agrees that the shares of Buyer Common Stock have not been registered under the Securities Act, or the securities laws of any state, and none of them may be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available.
(j) Accredited Investor. Seller, at the time that it committed to enter into this Agreement was, and will be on the Closing Date, an “accredited investor” as that term is defined in Regulation D under the Securities Act.

(k) Knowledge and Experience. Seller (i) has such knowledge and experience in fi nancial and business matters, including the oil and gas industry, as to enable it to evaluate the merits and risks of entering into this Agreement, receiving shares of Buyer Common Stock, (ii) is able to bear the economic risk of the transaction and (iii) is able to hold its interest indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.
(l) Authority. Seller has all requisite power and authority to enter into this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any related agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement and any related agreements to which Seller is a party have been duly executed and delivered by Seller.
(m) Qualified to Transact Business. As of the Effective Time, Seller, to its knowledge, has obtained any and all material and necessary state and federal governmental and quasi-governmental permits and satisfied all requirements, including, but not limited to, obtaining any and all required bonds and/or sureties, to own and operate the Assets in the state in which the Assets are located.
(n) No Conflict. To Seller’s knowledge, the execution and delivery of this Agreement and any related agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a conflict under: (i) any provision of Seller’s Certificate of Limited Partnership, as amended; (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Seller or any of its respective properties or assets are subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its properties or assets, except where such conflict will not have a Seller Material Adverse Effect.
(o) Consents. To Seller’s knowledge, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, or any third party is required by or with respect to Seller in connection with the execution and delivery of this Agreement and any related agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the Hart-Scott-Rodino Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Seller Material Adverse Effect.
(p) Brokers’ and Finders’ Fee. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
(q) Absence of Certain Changes. To Seller’s knowledge, since May 8, 2008, there has not been: (i) any Seller Material Adverse Effect; (ii) through the date hereof, any material change by Seller or any of its subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP; or (iii) any material damage, destruction, or loss to the business or properties of Seller and its subsidiaries, taken as a whole, not covered by insurance.
(r) Taxes. To Seller’s knowledge, Seller and its Subsidiaries have filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and have paid all taxes due thereon, and no tax deficiency has been determined adversely to Seller or any of its subsidiaries which has had, nor does Seller have any knowledge of any tax deficiency which, if determined adversely to Seller or any of its subsidiaries, would have a Seller Material Adverse Effect. The charges, accruals and reserves on the books of Seller and its subsidiaries in respect of taxes or other governmental charges are, in the opinion of Seller, adequate.
(s) Insurance. To Seller’s knowledge, Seller and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as they reasonably deem sufficient for the conduct of their respective businesses and the value of their respective properties, and neither Seller nor any subsidiary has received notice of cancellation or non-renewal of such insurance.
(t) Representations Made at Closing. The representations set forth in this Section 3.3 shall be deemed to have been made at and as of the Closing.
3.4. Remedies for Breach of Representations and Warranties. All claims by Buyer for damages, reimbursements, indemnification and expenses relating to breaches of the representations and warranties contained in Section 3.3 by Seller shall be limited to a single claim for an amount not to exceed the lesser of: (a) the Purchase Price; or (b) the actual damages incurred by Seller’s breach.
3.5. Representations of Buyer. Buyer represents and warrants as follows:
(a) Information. All information requested by Buyer has been made available, that Buyer has been supplied with all of the additional information concerning the Assets that Buyer deemed necessary or appropriate as a prudent and knowledgeable purchaser to evaluate the Assets purchased and has satisfied itself as to the correctness of all information relating to the Assets. Buyer is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties and has performed due diligence on the Interests and performed all necessary tasks involved in evaluating the Interests, to the Buyer’s complete satisfaction.
(b) Knowledge and Experience. Buyer: (i) is engaged in the business of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business; and (ii) is purchasing the Interests for its own account and not with the intent to resell the Interests in violation of any federal or state securities laws. By reason of Buyer’s knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Interests from Seller and has formed an opinion based solely upon Buyer’s knowledge and experience.

(c) Organization, Good Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to transact business and own and operate the Assets in the state(s) in which the Assets are located. Buyer has made available a true and correct copy of the Certificate of Incorporation, as amended (the “Certificate”) and Bylaws of Buyer, as amended to date (the “Bylaws”), to counsel for Seller. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Buyer Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby. For all purposes of this Agreement, the term “Buyer Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of Buyer and its subsidiaries taken as a whole.
(d) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any related agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any related agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the Equitable Exceptions.
(e) Qualified to Transact Business. As of the Effective Time, Buyer, to its knowledge, has obtained any and all necessary state and federal governmental and quasi-governmental permits and satisfied all requirements, including, but not limited to, obtaining any and all required bonds and/or sureties, to own and operate the Assets in the state in which the Assets are located.
(f) No Conflict. To Buyer’s knowledge, the execution and delivery of this Agreement and any related agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a conflict under: (i) any provision of the Certificate and Bylaws; (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Buyer or any of its respective properties or assets are subject and which has been filed as an exhibit to Buyer’s filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, except where such conflict will not have a Buyer Material Adverse Effect.
(g) Consents. To Buyer’s knowledge, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, or any third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any related agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the Hart-Scott-Rodino Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Buyer Material Adverse Effect.
(h) Capital Structure.
(i) All of the issued and outstanding shares of the capital stock of Buyer have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Except as disclosed in Buyer’s filings under the Securities Act or the Exchange Act, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Buyer or obligating Buyer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
(ii) The shares of Buyer Common Stock to be issued pursuant to the transaction contemplated by this Agreement will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the Certificate or Bylaws or any agreement to which Buyer is a party or is bound.
(i) Brokers’ and Finders’ Fee. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
(j) Securities Matters. As of the date of this Agreement, Buyer meets the requirements to be qualified as “well known seasoned issuer” and is eligible to use an “automatic shelf registration statement” as those terms are defined in applicable rules promulgated by the SEC. To Buyer’s knowledge:
(i) All annual, quarterly and other reports or forms, and any amendments to any thereof, required to be filed by Buyer with the SEC (the “SEC Filings”) have been timely filed pursuant to the Securities Act or the Exchange Act (as each such term is hereinafter defined), as applicable.
(ii) The SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, in effect on the respective dates thereof. None of the SEC Filings, when filed pursuant to the Securities Act or the Exchange Act, as applicable, contained any untrue statements of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii) The financial statements included in the SEC Filings present fairly, in all material respects, the financial position as of the dates indicated and the cash flows and results of operations for the periods specified of Buyer and its consolidated subsidiaries; and (except as otherwise stated in such SEC Filings and, in the case of unaudited interim financials, subject to year-end adjustments and the deletion of complete notes thereto) said financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved. Since the latest date of the financial statements included in the SEC Filings, there has been no Buyer Material Adverse Effect with respect to Buyer and its subsidiaries, taken as a whole.
(iv) Except as disclosed in the Buyer’s SEC Filings, Buyer’s auditors and the audit committee of the board of directors of Buyer have not been advised of: (A) any significant deficiencies in the design or operation of internal controls that could adversely affect Buyer’s ability to record, process, summarize and report financial data nor any material weaknesses in internal controls; or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls. There have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
(k) Litigation and Liabilities. There are no actions, suits or proceedings pending against Buyer or any of its subsidiaries or, to Buyer’s knowledge, threatened against Buyer or any of its subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have a Buyer Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Buyer or any of its subsidiaries, other than those that would not have a Buyer Material Adverse Effect.. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or other-wise, of Buyer or any of its subsidiaries, other than those liabilities and obligations: (i) that are disclosed in the Buyer SEC Filings; (ii) that have been incurred in the ordinary course of business since May 8, 2008, the date of the filing of Buyer’s most recent Form 10-Q with the SEC; or (iii) that are related to expenses associated with the transactions contemplated by this Agreement, other than those that would not have a Buyer Material Adverse Effect..
(l) Absence of Certain Changes. To Buyer’s knowledge, Since May 8, 2008, there has not been: (i) any Buyer Material Adverse Effect; (ii) through the date hereof, any material change by Buyer or any of its subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP; or (iii) any material damage, destruction, or loss to the business or properties of Buyer and its subsidiaries, taken as a whole, not covered by insurance.
(m) Taxes. To Buyer’s knowledge, Buyer and its subsidiaries have filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and have paid all taxes due thereon, and no tax deficiency has been determined adversely to Buyer or any of its subsidiaries which has had, nor does Buyer have any knowledge of any tax deficiency which, if determined adversely to Buyer or any of its subsidiaries, would have a Buyer Material Adverse Effect. The charges, accruals and reserves on the books of Buyer and its subsidiaries in respect of taxes or other governmental charges are, in the opinion of Buyer, adequate.
(n) Title to Properties. To Buyer’s knowledge, Buyer and each of its subsidiaries have good and indefeasible title to all real property interests and good and marketable title to all personal property interests owned by them, in each case free and clear of all encumbrances (other than Permitted Encumbrances (except as such term includes defined terms related specifically to seller and any part of the Assets) and those that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Buyer and its subsidiaries); and all assets held under lease by Buyer and its subsidiaries are held by them under valid, subsisting and enforceable leases or other agreements, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property by Buyer and its subsidiaries.
(o) Insurance. To Buyer’s knowledge, Buyer and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as they reasonably deem sufficient for the conduct of their respective businesses and the value of their respective properties, and neither Buyer nor any subsidiary has received notice of cancellation or non-renewal of such insurance.
(p) Environmental Laws. To Buyer’s knowledge, Buyer is in compliance in all material respects with all applicable environmental laws in the locations in which it operates and possesses its properties and is in compliance in all material respects with all environmental permits required under such laws for the conduct of its business operations. To the actual knowledge of Buyer’s executive officers, there are no past events or conditions that would give rise to any material liability of Buyer under any environmental law and there has been no release of hazardous materials at any property owned, or operated by Buyer now or in the past that would give rise to any material liability of Buyer under any environmental law. To Buyer’s knowledge, no written notice, demand, request for information, citation or complaint has been received by the Buyer from, and no action or proceeding is pending or, to the actual knowledge of Buyer’s executive officers after reasonable due inquiry, threatened by, any governmental entity against Buyer, with respect to any environmental law which could potentially result in any material liability.
(q) Representations Made at Closing. The representations set forth in this Section 3.5 shall be deemed to have been made at and as of the Closing.
3.6. Remedies for Breach of Representations and Warranties. All claims by Seller for damages, reimbursements, indemnification and expenses relating to breaches of the representations and warranties contained in Section 3.3 by Buyer shall be limited to a single claim for an amount not to exceed the actual damages incurred by Buyer’s breach.

ARTICLE 4
TITLE
4.1. Title Defects. Buyer shall notify Seller in writing of any Title Defect (as defined below) in the Interests as soon as possible after discovering the Title Defect but in any event on or before the Closing Date (the “Due Diligence Period”). For the purpose of this Agreement, a “Title Defect” shall mean a material deficiency which individually per defect exceeds Twenty-Five Thousand and No/100 Dollars ($25,000) in one (or more) of the following respects:
(a) Adverse Claims. Other than Permitted Encumbrances, Seller’s title as to all or part of an Interest is subject to: (i) an outstanding mortgage which is not released on or before Closing; (ii) a deed of trust which is not released on or before Closing; (iii) a lien or encumbrance which is not released on or before Closing; (iv) a pending cause of action in which a competing ownership interest in an Interest is claimed or implied; or (v) other adverse claims not disclosed on Schedule 4.1 which, if brought to the attention of a purchaser of production from such Interest, would be likely to cause a reasonable purchaser of production to suspend payment of proceeds from such Interest Notwithstanding the above, all irregularities of title that would not result in claims that would materially and adversely affect such Seller’s title to such an Interest shall not be considered a Title Defect, including but not limited to: (i) defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings; (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record; (iii) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than ten (10) years prior to the Effective Time but which remain unreleased of record; (iv) defects or irregularities arising out of the lack of a survey; (v) defects or irregularities arising out of the lack of recorded powers of attorney from corporations or partnerships to execute and deliver documents on their behalf; and (vi) defects and irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription.
(b) Decreased Net Revenue Interest. Seller owns less than the net revenue interest shown on Exhibit “A” for a particular Interest.
(c) Increased Working Interest. Seller owns more than the working interest shown on Exhibit “A” for a particular Interest without a proportionate increase in the corresponding net revenue interest shown on Exhibit “A”.
(d) Reversions. An Interest is subject to reduction by the exercise by a third party of a reversionary, back-in, or other similar right not reflected in Schedule 4.1 or not reflected in any materials received by Buyer prior to the date hereof.

(e) Consents and Preferential Rights. An Interest is subject to a consent to assign which consent has not been obtained (other than consents or approvals from governmental authorities which are typically obtained after Closing), or is subject to a preferential right to purchase which right has not been either waived or exercised.
4.2. Notice; Additional Interests. During the Due Diligence Period, Seller shall notify Buyer in writing if Seller determines that Seller has a lesser working interest or a greater net revenue interest with respect to all or any part of the Interests than that set forth in Exhibit “A”. During the Due Diligence Period, Seller shall notify Buyer in writing of any increase in net revenue interest or decrease in working interest of an Interest (without a corresponding decrease in net revenue interest) if on a per Interest basis the value of such change exceeds Twenty Five Thousand Dollars ($25,000) (“Additional Interest”).
4.3. Notices. Any Title Defect notice by Buyer pursuant to Section 4.1 or Additional Interest notice by Seller pursuant to Section 4.2 shall include appropriate documentation to substantiate its position. If any such notice is not timely delivered, the claimant shall thereafter have no right to assert such Title Defect or Additional Interest as the basis for an adjustment in the Base Purchase Price.
4.4. Adjustments to Base Purchase Price. Upon timely delivery of a notice under ARTICLE 4 pursuant to Section 4.1 or Section 4.2, either by Buyer or by Seller, Buyer and Seller shall meet and use their commercially reasonable efforts to agree on the validity of any claims for Title Defects or Additional Interests remaining unresolved as of the Closing and the amount of any Base Purchase Price adjustment using the following criteria:
(a) Liquidated Charges. If the adjustment is based upon a lien, encumbrance, or other charge upon an Interest which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to the obligee to remove the encumbrance from the affected Interest.
(b) Ownership Variance. If the adjustment is based upon Seller’s owning a lesser or greater net revenue interest or working interest than that shown on Exhibit “A”, then the adjustment shall be proportionate to the amount allocated to the affected Interest on Exhibit “A”.
     If the value of the Title Defect or Additional Interest, and consequently the adjustment in Base Purchase Price, cannot be determined based upon Sections 4.4(a) or 4.4(b) above, and if the Parties cannot otherwise agree on the validity or the amount of an adjustment, Seller, at its sole option, may elect to: (i) delete the entire Interest(s) affected by the Title Defect or Additional Interest from the Interests being purchased by Buyer and reduce the Base Purchase Price by the Allocated Value set forth on Exhibit “A” attributable to such Interest(s); (ii) in the case of a Title Defect, sell to Buyer the entire Interest(s) affected by the Title Defect but either reduce the Base Purchase Price by the portion of the Allocated Value set forth on Exhibit ”A” attributable to such affected Interest(s) or provide Buyer an indemnity as to claims arising from the Title Defect; or (iii) in the case of an Additional Interest, sell to Buyer the entire Interest(s) affected by the Additional Interest at the original Allocated Value set forth on Exhibit “A” attributable to such Interest(s) proportionately increased to reflect such Additional Interest.

4.5. Threshold; Adjustment. Notwithstanding the provisions set forth above, a Title Defect shall not result in an adjustment in the Base Purchase Price unless the aggregate net value of all Title Defects with respect to the Interests claimed by Buyer is greater than five percent (5%) of the Base Purchase Price (the “Threshold Amount”). In such event, the Base Purchase Price on the Closing (as defined below) shall be adjusted by the excess of the aggregate net value of all Title Defects over the Threshold Amount.
4.6. Termination. If, because of Title Defects, the Base Purchase Price is to be adjusted downward pursuant to Section 2.2(b) by an amount exceeding ten percent (10%) of the Base Purchase Price, either Party may, upon written notice to the other Party, terminate this Agreement and have no further obligations hereunder other than for those obligations that expressly survive a termination hereof.
4.7. Title Curative. Seller shall have one hundred twenty (120) days after Closing (as defined below) to cure Title Defects at its cost. If, during that period Seller can reasonably demonstrate that all or any part of the Title Defects have been cured, then any downward adjustments to the Base Purchase Price for such Interests that were made at Closing shall be promptly refunded to Seller by Buyer.
ARTICLE 5
THIRD-PARTY PREFERENTIAL RIGHTS TO PURCHASE
5.1. Third-Party Exercise. If a third party exercises a preferential right to purchase any of the Interests, the affected Interest shall be removed from this Agreement and the Base Purchase Price shall be adjusted by the dollar amount allocated to the affected Interest as set forth on Exhibit “A”.
5.2. Third-Party Failure to Purchase. If a third party exercises a preferential right to purchase any of the Interests, but fails to close the purchase for any reason within sixty (60) days of Closing (as defined below), Seller may give notice to Buyer of the failure to close, and Buyer shall purchase such Interest for the Allocated Value set forth on Exhibit “A” for such Interest and on the terms and conditions set forth in this Agreement in either Buyer Common Stock valued as of the Closing Date in accordance with Section 2.1 or cash, in Seller’s sole and absolute discretion.
ARTICLE 6
CLOSING
6.1. Closing Settlement Statement. At least three (3) business days prior to Closing, Seller will provide to Buyer a closing settlement statement (the “Closing Settlement Statement”) covering, but not limited to, severance taxes, crude oil inventories above the pipeline connection, purchase price adjustments, gas imbalance adjustments, state and local sales taxes, suspense amounts tendered to Buyer, and other applicable adjustments credited to Seller or Buyer as of the Effective Time. The oil inventory value at the Effective Time shall be determined as provided for in Section 9.1. Where actual information is unavailable, Seller shall use estimates in the Closing Settlement Statement based on best available information, and Seller shall incorporate any corrections to such estimates based on actual information in any final settlement statement.

6.2. Closing Date and Place. The closing of the transactions contemplated by this Agreement shall be held on or before May 30, 2008 (the “Closing Date”), at the offices of Seller at the above-stated address or at such other place as the Parties agree (the “Closing”). Should the Closing not be held on the Closing Date or otherwise be extended by the consent of all Parties, any Party may terminate this Agreement and, other than for the provisions that expressly survive such termination, the Parties shall have no further obligations hereunder.
6.3. Closing Activities. The following actions shall take place at Closing:
(a) Certificates. Each Party shall deliver to the other Party resolutions and a certificate in a form satisfactory to the other Party dated as of the Closing and executed by a duly authorized officer, partner, or owner, as appropriate, of such Party to the effect that the certifying Party has all requisite corporate, partnership or other power and authority to purchase or sell the Assets, as the case may be, on the terms described in this Agreement and to perform its other obligations hereunder and that all corporate, partnership and/or other prerequisites of whatsoever nature have been fulfilled.
(b) Assignment. Seller and Buyer shall execute assignments substantially in the form prescribed in Schedule 1.2, assigning the Interests to Buyer (collectively, the “Assignments”) and a bill of sale for all Assets other than the Interests (the “Bill of Sale”) and deliver the Assignments and Bill of Sale to Buyer.
(c) Payment. Buyer shall deliver to Seller the certificates representing the Capital Stock Consideration based on the Purchase Price, as the same has been adjusted hereunder at such time.
(d) Additional Documents. For Interests operated by Seller, Buyer shall deliver to the Seller on or prior to Closing (i) evidence of compliance with the rules and regulations dealing with the plugging and abandoning of wells included in the Assets, including evidence of the appropriate bond, surety letter, or letter of credit which has been accepted by the relevant regulatory agency; and (ii) executed change-of-operator forms to be filed with the relevant regulatory agency naming Buyer the operator of the Assets, including all wells (active and inactive) that are subject to this Agreement; and (iii) evidence that Buyer has obtained all necessary permits or transfers of permits and bonds payable to State and Federal governments and/or regulatory agencies to operate the Assets.
(e) Possession. Seller shall (subject to the terms of any applicable joint operating agreements and to the other provisions hereof) deliver to Buyer exclusive possession of the Assets.
(f) Letters in Lieu. Seller shall prepare and Seller and Buyer shall execute and deliver to Buyer the Letters in Lieu of Transfer Orders provided for in Section 9.3 covering the Interests.
(g) Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements. Seller shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements encumbering Seller’s interest in the Assets.

(h) Representations True and Correct at Closing. Buyer’s representations set forth in Section 3.4 shall be true and correct as of the Effective Time and at Closing. Seller’s representations set forth in Section 3.3 shall be true and correct as of the Effective Time and at Closing.
(i) IRS Certification. Seller shall execute and deliver to Buyer an executed statement described in Treasury Regulation Section 1.1445-2(b)(2) certifying that such Seller is not a foreign person within the meaning of the Code.
(j) Registration Rights Agreement. Each Party shall execute and deliver to the other Party the Registration Rights Agreement.
6.4. Conditions to Closing. Buyer’s performance of the obligations in Sections 6.3(a), 6.3(b), 6.3(c), 6.3(d), 6.3(f), 6.3(g), 6.3(h), 6.3(j) and 1.1 constitutes conditions precedent to Seller’s obligations at Closing which, at Seller’s discretion, may be waived at Closing. Seller’s performance of the obligations in Sections 6.1, 6.3(a), 6.3(b), 6.3(e), 6.3(f), 6.3(g), 6.3(h), 6.3(j) and 1.1 constitutes conditions precedent to Buyer’s obligations at Closing which, at Buyer’s discretion, may be waived at Closing.
ARTICLE 7
POST-CLOSING OBLIGATIONS
Seller and Buyer agree to the following post-Closing obligations:
7.1.	Recordation and Filing of Documents. After the Closing, Buyer shall file or record the Assignments, in the appropriate county and governmental records. Buyer shall provide a copy of same, including recording date, to Seller all at the sole cost of Buyer.

7.2.	Records. Within thirty (30) days after Closing, Seller will furnish Buyer the Records, other than those constituting Excluded Assets, at Buyer’s sole cost. Insofar as Seller reasonably believes any Records may be needed or useful in connection with federal, state or local regulatory or tax matters or resolution of disputes, litigation, or contract compliance issues, Buyer (for a period of six (6) years after Closing) shall further make available to Seller or its affiliates (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon written request of Seller, and Seller shall have the right to copy at its own expense and retain such copies of the Records. If, however, Buyer elects to destroy any of the Records prior to the expiration of the six (6) year period, Buyer shall give to Seller written notice of such intent at least thirty (30) days prior to such destruction, and Seller shall have the option, at its expense, of having such Records delivered to it.

7.3.	Final Settlement Statement. If a final settlement statement subsequent to Closing is necessary, Seller shall issue such statement (the “Final Settlement Statement”) within one hundred twenty (120) days after Closing with sufficient detail to explain the items contained thereon. Buyer shall respond with objections and proposed corrections within thirty (30) days of the issuance of the Final Settlement Statement. If Buyer does not respond with objections and the support therefore to the Final Settlement Statement in writing within thirty (30) days of the issuance of the Final Settlement Statement, the Final Settlement Statement shall be deemed approved by Buyer. After approval by both Parties, the net adjustment due pursuant to the Final

Settlement Statement for the Interests conveyed will be summarized and a net check or invoice will be sent to the Buyer. Buyer agrees to promptly pay any such invoice within ten (10) days after receipt by Buyer, provided however, that at Buyer’s sole and absolute discretion, Buyer may elect to pay any such adjustment in the form of Buyer Common Stock, the number of shares of which shall be determined by using the average of the daily volume weighted average price of the Buyer Common Stock as reported on the New York Stock Exchange for the twenty (20) consecutive trading days ending with the thirty (30) day period referenced in this Section 7.3, unless the thirtieth day is not a trading day, in which case ending on the following trading day.
7.4. Governmental Assignments. Within ten (10) days after Closing, Buyer shall provide Seller with a list of all Property Contracts which require any governmental assignment from Seller, together with the applicable governmental assignment forms. Upon receipt, Seller shall execute the applicable governmental assignment forms and deliver such assignments to Buyer. Buyer shall file or record the assignments in the appropriate county and governmental records. Buyer shall provide a copy of same, including recording date, to Seller all at the sole cost of Buyer.
7.5. Further Assurances. Buyer and Seller further agree that each will, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer.
ARTICLE 8
TAXES
8.1. Property Taxes. All real property taxes and similar obligations (“Real Property Taxes”) applicable to the Interests with respect to the tax period in which the Effective Time occurs (the “Current Tax Period”) shall be apportioned between Seller and Buyer as of the Effective Time based on the immediately preceding tax period’s assessment, regardless of the taxing agencies’ basis for calculating such assessment, unless the Current Tax Period’s assessment is known by the Parties, in which case that assessment shall be used for apportionment. Seller will reimburse Buyer for Seller’s portion for the Current Tax Period at Closing or in connection with any settlement provided for herein. Buyer shall pay, defend, indemnify and hold Seller harmless with respect to payment of all Real Property Taxes on the Interests for the Current Tax Period and thereafter, regardless of the taxing agencies’ basis for calculating such taxes, together with any interest or penalties assessed thereon. If Seller pays the Real Property Taxes assessed for the Current Tax Period, Buyer agrees to reimburse Seller for Buyer’s portion of said taxes at Closing or in connection with any settlement provided for herein.
8.2. Production Taxes. All taxes (other than Real Property, income, or similar taxes) imposed on or with respect to the production of oil, natural gas, or other hydrocarbons or minerals, or the receipt of proceeds therefrom (including but not limited to severance, production and excise taxes) shall be apportioned between the Parties based upon the respective shares of production taken by the Parties. Payment or withholding of all such taxes that has accrued prior to the Effective Time and filing of all statements, returns and documents pertinent thereto shall be the responsibility of Seller. Payment or withholding of all such taxes that has accrued from and after the Effective Time and the filing of all statements, returns and documents incident thereto shall be the responsibility of Buyer.

8.3. Other Taxes. As may be required by relevant taxing agencies in connection with the assignment and sale of the Assets, Seller shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, and other taxes except taxes imposed by reason of income to Seller. The tax collected shall be based upon Buyer’s valuation of the applicable Asset as provided in Section 2.3. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor. Any documentary stamp tax which may be due shall be paid by Buyer.
ARTICLE 9
OWNERSHIP OF INTERESTS
9.1. Distribution of Production. All oil in storage above the pipeline connection or gas beyond the meters at the Effective Time shall be credited to Seller. For Seller-operated Interests, Seller has gauged the oil in storage and read all gas meter charts at the Effective Time. For non-Seller operated Interests, the quantity of such oil in storage or gas beyond the meters shall be determined on the same basis as that used for Seller-operated properties based on operator reports or applicable state regulatory agency production reports or records. Where actual information is unavailable, Seller shall use estimates based on the best available information obtained by Seller. As part of the Closing Settlement Statement, the price for such oil in storage shall be at the price that Seller has contracted to sell the oil at the Effective Time. If there is no such price, the price shall be the average of the two highest prices that are posted at the Effective Time (plus any premium) by other purchasing companies, as determined by Seller in the field or locality where the Interests are located for oil of like grade and gravity. Title to the oil in storage for both Seller-operated and non-Seller operated Interests shall pass to Buyer as of the Effective Time, and an upward adjustment shall be made to the Base Purchase Price due at Closing as contemplated by Section 2.2(a)(ii).
9.2. Proration of Income and Expenses. Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Interests for all periods of time prior to the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the Interests for all periods of time from and after the Effective Time shall belong to Buyer. Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Interests for periods of time prior to the Effective Time shall be the obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Interests for periods of time from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.
9.3. Notice to Remitters of Proceeds. Buyer is responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time. The remitter shall be informed by Seller and Buyer via Letters in Lieu of Transfer Order or such other reasonable documents which remitter may require.

9.4. Suspended Funds. Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Interests which are currently held in suspense for any reason and Buyer shall receive a credit (merely to show that these funds have been transferred over to Buyer, but not a cash addition or positive adjustment against the Purchase Price) in the amount of such suspended funds in connection with the Closing Settlement Statement as provided hereunder. Buyer shall be responsible for proper distribution of all such suspended proceeds to the parties lawfully entitled to them, and indemnify and hold Seller harmless against any claim, action or liability (including court costs and attorneys’ fees) associated with claims against such suspended funds based on Buyer’s actions or inactions in connection with such funds as of and after Closing (including but not limited to interest and penalties on such amounts attributable to periods subsequent to Closing).
ARTICLE 10
SELLER-OPERATED ASSETS
10.1. Standard of Care. Seller shall operate the Seller-operated Assets using the same standard of care as an ordinarily prudent operator under the same or similar circumstances until Closing, or such later time as any applicable joint operating agreement may require, when such operation shall be turned over to, and become the responsibility of, Buyer. During the period from the Effective Time to Closing, Seller shall: (a) permit Buyer to have access for inspection only to those Assets operated by Seller; (b) obtain Buyer’s consent with respect to all AFE’s over Twenty-Five Thousand Dollars (US $25,000) net to the interest of Seller which are received or prepared by Seller with respect to any Asset, and with respect to all material decisions to be made with respect to the Assets, including, without limitation, settlement of any gas imbalances and incurring of costs for discretionary expenditures for operations in excess of Twenty-Five Thousand Dollars (US $25,000) net to the interest of Seller for which AFE’s are not prepared; (c) operate, or if Seller is not the operator, use reasonable efforts to ensure that the operator operates, the Assets in its ordinary course of business and in accordance with applicable industry standards and the terms and conditions of all applicable contracts, laws and regulations; and (d) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any material portion of the Assets other than the sale of production in the ordinary course of business or as required in connection with the exercise by third parties of preferential rights to purchase any of the Assets.
10.2. Liability of Operator. Notwithstanding Section 10.1, Seller shall not be liable to Buyer for any claims, demands, causes of action, damages, or liabilities arising out of Seller’s operation of the Assets after the Effective Time except those arising from Seller’s gross negligence or willful misconduct or material breach of any material agreement applicable to such operations.
10.3. Removal of Signs. Seller shall have the option to remove Seller’s name and signs from the Seller-operated Assets or to require Buyer to do so. Buyer hereby grants Seller a right of access after Closing to such Assets to remove Seller’s signs and name from the Assets, or to confirm that Buyer has done so. If Seller’s signs or name remain on the Assets after Closing, Buyer shall promptly, but no later than required by applicable rules and regulations or thirty (30) days thereafter, whichever is earlier, remove any remaining signs and references to Seller and shall erect or install all signs complying with any applicable governmental rules and regulations, including, but not limited to, those showing the Buyer as operator of the Assets.

ARTICLE 11
NON-SELLER OPERATED ASSETS
     As to non-operated Assets, Seller shall exercise the same standard of care as an ordinarily prudent working interest owner under the same or similar circumstances until Closing, and comply with 10.1 (b), (c) and (d) above with respect to said Assets.
ARTICLE 12
RELATED AGREEMENTS, THIRD-PARTY NOTIFICATIONS AND APPROVAL
12.1. Related Agreements. The sale of the Interests is subject to any and all assignments, subleases, farmout agreements, joint operating agreements, letter agreements, easements, rights-of-way, and all other agreements with respect to or pertaining to the Interests to the extent that they are, to Seller’s knowledge, currently valid and subsisting and binding on Seller including, without limitation that certain Gas Purchase Agreement effective as of January 1, 2008, between Caddo Gathering Company, LLC, as “Buyer,” and Caddo Resources LP, as “Seller,” as amended and that certain Exploration Agreement dated August 7, 2007, by and between Goodrich Petroleum Corporation and Caddo Resources LP. Except for the Excluded Agreements which will not be assigned to or assumed by Buyer, Buyer further agrees to expressly assume the obligations and liabilities of Seller under such assignments, subleases, farmout agreements, joint operating agreements, letter agreements, easements, rights of way, and agreements insofar as such obligations or liabilities concern or pertain to the Interests and arise on or after the Effective Time and to execute any documents necessary to effectuate such assumption. The Parties agree that this Section 12.1 shall apply to any and all instruments that are: (a) recorded; or (b) unrecorded but made available to Buyer during the Due Diligence Period.
12.2. Third Party Notifications and Approvals. The sale of the Interests may require the approval or consent of lessors, joint interest owners, farmors, sublessors, assignors, grantors, parties to agreements, or governmental bodies having jurisdiction. Seller assumes full responsibility for obtaining any such consent and approval, including, as necessary, obtaining waivers of maintenance of uniform interest provisions from joint interest owners, and furnishing Seller with proof of such consent or approval. Seller shall be responsible for notifying all owners of any preferential rights to purchase any of the Interests.
12.3. Exchange Provision. Buyer has been advised, and understands, that Seller retains the option to effect a tax-free exchange of property of like kind pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder (the “Regulations”). Buyer agrees to cooperate with Seller in connection with such exchange (which may be a deferred exchange permitted under the Regulations). Buyer’s cooperation shall include, but shall not be limited to, payment of the Purchase Price of the Assets to a qualified escrow account, a qualified trust or a qualified intermediary (as defined in the Regulations) and the execution of such documents as may reasonably be required in connection therewith. Buyer shall not be required, however, to incur additional costs or obligations in connection with such exchange, and Seller shall indemnify and hold harmless Buyer against, or reimburse Buyer for any claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees) asserted against or incurred by Buyer in connection with or arising out of such exchange.

ARTICLE 13
INDEMNITY
     For purposes of this ARTICLE 13, the term “claims” shall include claims, demands, causes of action, liabilities, damages, penalties and judgments of any kind or character and all costs, expenses and fees in connection therewith, including attorneys’ fees.
13.1. General Indemnity.
(a) Buyer shall: (a) upon Closing, but effective as of the Effective Time, assume the following: all obligations of Seller under the Leases and the Property Contracts accruing or attributable to the period on and after the Effective Time and all obligations to plug and abandon (and restore the surface) or remove and dispose of all wells, platforms, structures, flowlines, pipelines, and the other equipment and personal property now or hereafter located on the Interests; and (b) defend, indemnify and hold Seller, its affiliates, parents and subsidiaries and their respective agents, representatives, shareholders, members, partners, officers, directors, managers and employees (each, a “Seller Indemnitee,” and collectively, the “Seller Indemnitees”) harmless from (i) any and all claims in connection with the preceding clause (a) of this Section 13.1; (ii) any and all claims in favor of any person or entity for personal injury, death or damage to property or for any other claims arising directly or indirectly from, or incident to, the use, ownership, occupation, operation, maintenance or abandonment of any of the Assets, or condition of the Assets, whether latent or patent, and whether arising from or contributed to by the negligence in any form of Seller, its agents, employees or contractors arising on or after the Effective Time, and whether or not any such claims arise under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority (specifically including without limitation any governmental request or requirement to plug, replug and/or abandon any well of whatsoever type, status or classification or take any clean-up or other action with respect to the Assets); and (iii) any and all claims in connection with Buyer’s breach of any representation, warranty or covenant contained in this Agreement. Buyer’s indemnification of Seller shall not extend to any gross negligence or willful misconduct of Seller.
(b) Seller shall defend, indemnify and hold Buyer, its affiliates, parents and subsidiaries and their respective agents, representatives, shareholders, members, partners, officers, directors, managers and employees (each, a “Buyer Indemnitee,” and collectively, the “Buyer Indemnitees”) harmless from (i) any and all claims in connection with all obligations of Seller under the Leases and the Property Contracts accruing or attributable to the period of time that Seller owned the Assets prior to the Effective Time, including, without limitation, and all obligations to plug and abandon (and restore the surface) or remove and dispose of all wells, platforms, structures, flowlines, pipelines, and the other equipment and personal property then located on the Interests; (ii) any and all claims in favor of any person or entity for personal injury, death or damage to property or for any other claims arising directly or indirectly from, or incident to, the use, ownership, occupation, operation, maintenance or abandonment of any of the Assets, or condition of the Assets, whether latent or patent, and whether arising from or contributed to by the negligence in any form of Buyer, its agents, employees or contractors arising during the period of time that Seller owned the Assets prior to the Effective Time, and whether or not any such claims arise under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority (specifically including without limitation any governmental request or requirement to plug, replug and/or abandon any well of whatsoever type, status or classification or take any clean-up or other action with respect to the Assets). Seller’s indemnification of Buyer shall not extend to any gross negligence or willful misconduct of Buyer.
13.2. Specific Indemnity. Buyer shall, upon Closing, but effective as of the Effective Time: (a) assume and be responsible for and comply with all duties and obligations of Seller, express or implied, with respect to any bonds issued or required by the state in which the Assets are located for the benefit of Seller relating to the Assets (the “Bonds”); and (b) defend, indemnify and hold the Seller Indemnitees harmless from any and all claims (i) resulting from Buyer’s failure to obtain the appropriate governmental bonds from the state in which the Assets are located which may be required of Buyer in connection with the transactions contemplated in this Agreement, and (ii) Buyer’s failure to obtain Seller’s release of the Bonds. Buyer’s indemnification and other obligations described in this ARTICLE 13 shall survive Closing and any termination of this Agreement.
ARTICLE 14
ENVIRONMENTAL
14.1. Material Adverse Environmental Conditions. During the Due Diligence Period, Buyer shall notify Seller in writing of any material and adverse environmental condition of the Assets which it finds unacceptable (“Material Condition”) and provide evidence thereof as soon as possible after discovering such Material Condition. For the purpose of this Section, a Material Condition shall not include the reasonable costs of plugging, abandonment and restoration attributable to the Assets and shall be “material” and adverse only if (a) it is required to be remediated under applicable environmental laws or (b) involves damages to the owner of the surface or subsurface of the Interests or adjoining lands, waterways and aquifers and (c) the cost to remediate said conditions to levels required by applicable environmental laws or reasonably compensate the owner for damages to the surface or subsurface will exceed Twenty-Five Thousand and No/100 Dollars (US $25,000) per property. Buyer and Seller shall treat all information regarding any environmental conditions as confidential, whether or not Material Conditions exist, and shall not make any contact with any governmental authority or third party regarding same without written consent from the other Party unless so required by applicable law.
     Once the aggregate amount of all Material Conditions exceeds five percent (5%) of the Base Purchase Price, Seller may either: (a) remediate the Material Condition(s) to Buyer’s reasonable satisfaction and at Seller’s own cost and expense; or (b) agree with Buyer on an adjustment to the Base Purchase Price, which adjustment shall reflect the excess of the cost to remediate such Material Condition(s) over five percent (5%) of the Base Purchase Price; or (c) remove that portion of the Interests from the Interests being conveyed and adjust the Base Purchase Price accordingly. If the total of all Base Purchase Price adjustments due to Material Conditions exceeds five percent (5%) of the total Base Purchase Price, Seller or Buyer may terminate this Agreement and have no further obligations hereunder other than for those obligations that expressly survive a termination hereof.

     If Seller and Buyer agree to an adjustment to the Base Purchase Price, said adjustment shall not reflect any costs to remediate beyond remediation required by applicable federal, state or local law. As to the Assets conveyed to Buyer at Closing, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, BUYER AGREES TO RELEASE THE SELLER INDEMNITEES FROM ANY AND ALL LIABILITY AND RESPONSIBILITY FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH AN ENVIRONMENTAL CONDITION OR BUYER’S FAILURE TO PROPERLY REMEDIATE SUCH CONDITION, EXCEPT ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH AN ENVIRONMENTAL CONDITION (I) ARISING OUT OF CONDITIONS, ACTS OR OMISSIONS OCCURRING DURING THE PERIOD OF TIME THAT SELLER OWNED THE ASSETS BUT EXCLUDING, IF THE TRANSACTIONS CONTEMPLATED HEREIN ARE CONSUMMATED, THE PERIOD BEGINNING AT THE EFFECTIVE TIME AND ENDING AT CLOSING (EXCEPT AS PROVIDED IN SECTION 10.2) AND (II) ASSERTED AGAINST SELLER OR BUYER WITHIN TWELVE (12) MONTHS OF THE CLOSING OF THE SALE CONTEMPLATED BY THIS AGREEMENT.
14.2. Environmental Indemnities. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THIS SALE IS MADE ON AN “AS IS, WHERE IS” BASIS AND BUYER RELEASES THE SELLER INDEMNITEES FROM ANY LIABILITY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AT OR AFTER THE EFFECTIVE TIME WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER’S NEGLIGENCE, EXCEPT ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH AN ENVIRONMENTAL CONDITION ARISING OUT OF CONDITIONS, ACTS OR OMISSIONS OCCURRING DURING THE TIME THAT SELLER OWNED THE ASSETS PRIOR TO THE EFFECTIVE TIME. BUYER SHALL INDEMNIFY THE SELLER INDEMNITEES FROM AND AGAINST, ALL LOSSES, CLAIMS, COSTS, FINES, CAUSES OF ACTION, DAMAGES, EXPENSES AND LIABILITIES (INCLUDING WITHOUT LIMITATION ATTORNEYS FEE AND COSTS) SUFFERED, SUSTAINED, PAID OR INCURRED BY THE SELLER INDEMNITEES WHICH PERTAIN TO ENVIRONMENTAL DAMAGE OR CONTAMINATION OR OTHER ENVIRONMENTAL PROBLEMS PERTAINING TO OR CAUSED BY THE ASSETS OR OPERATIONS THEREON OR RELATED THERETO, HOWEVER AND BY WHOMSOEVER CAUSED, EXCEPT ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH AN ENVIRONMENTAL CONDITION (I) ARISING OUT OF CONDITIONS, ACTS OR OMISSIONS OCCURRING DURING THE TIME THAT SELLER OWNED THE ASSETS PRIOR TO THE EFFECTIVE TIME AND (II) ASSERTED AGAINST SELLER OR BUYER WITHIN TWELVE (12) MONTHS OF THE SALE CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS PROVIDED IN THIS PARAGRAPH, BUYER SHALL NOT BE ENTITLED TO EXERCISE AND HEREBY WAIVES ANY RIGHTS OR REMEDIES BUYER MAY NOW OR IN THE FUTURE HAVE AGAINST THE SELLER INDEMNITEES IN RESPECT TO ANY ENVIRONMENTAL ONDITION, DAMAGE OR CONTAMINATION OR OTHER ENVIRONMENTAL PROBLEMS, WHETHER SUCH

RIGHTS AND REMEDIES ARE PURSUANT TO THE COMMON LAW OR STATUTE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE RIGHT TO NAME SELLER AS A THIRD PARTY TO ANY ACTION COMMENCED BY ANY THIRD PARTY AGAINST BUYER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUCH ENVIRONMENTAL CONDITION, DAMAGE OR CONTAMINATION OR OTHER ENVIRONMENTAL PROBLEMS SHALL INCLUDE (I) SURFACE, UNDERGROUND, AIR, GROUND WATER OR SURFACE WATER CONTAMINATION, (II) THE ABANDONMENT OR PLUGGING OF OR FAILURE TO ABANDON OR PLUG ANY OF THE WELLS INCLUDED WITHIN THE ASSETS, (III) THE RESTORATION OR RECLAMATION OF OR FAILURE TO RESTORE OR RECLAIM ANY PART OF THE ASSETS, (IV) THE BREACH OF APPLICABLE GOVERNMENTAL RULES AND REGULATIONS IN EFFECT AT ANY TIME, (V) ANY THIRD PARTY CLAIMS RELATED TO EITHER ENVIRONMENTAL DAMAGE OR NUISANCE ACTIONS RELATED THERETO AND (VI) THE REMOVAL OF OR FAILURE TO REMOVE FOUNDATIONS, STRUCTURES OR EQUIPMENT.
14.3. Disposal of Materials, Substances, and Wastes. Subject to the above indemnity provisions, Buyer shall handle, transport, and dispose of and/or discharge any material, substance, or waste from the Assets or lands related thereto (including but not limited to produced water, drilling fluids, and other associated wastes), whether present before or after the Effective Time, in accordance with applicable environmental laws.
ARTICLE 15
GAS IMBALANCES
15.1. Seller’s and Buyer’s Respective Obligations. For those Interests offered for sale which have cumulative gas imbalances, Seller represents, to the best of its knowledge, and Buyer acknowledges that any such imbalances as detailed in Schedule 15.1 were based upon either operator statements or Seller estimates. Seller makes no representation as to and disclaims any and all warranties regarding the accuracy of such statements or estimates. Buyer has or will have performed its own due diligence inquiry into the cumulative gas imbalances to Buyer’s own satisfaction, has independently determined the actual cumulative gas balancing status of the Interests, and has made its decision to purchase the Interests solely in reliance upon Buyer’s own investigation, subject only to the recourse provided for in this ARTICLE 15. Accordingly, from and after the Effective Time, any and all benefits, obligations, and liabilities associated with such gas imbalance(s) shall accrue to and be the responsibility of Buyer, irrespective of any subsequent discovery by either Buyer or Seller that the actual cumulative gas imbalance(s) relating to any of the Interests as of the Effective Time was other than that relied upon by either Party in electing to purchase or sell. Buyer shall assume, indemnify and hold the Seller Indemnitees harmless for Seller’s actual overproduced or underproduced position in the Interests as of the Effective Time.

15.2. Adjustment to Purchase Price. If Seller or Buyer determines on or before the issuance of the Final Settlement Statement that the actual aggregate gas imbalance as of the Effective Time is different than the aggregate gas imbalance reported in Schedule 15.1, the Base Purchase Price shall be adjusted to compensate for the economic impact of the error or change. For the purposes of this Section only, the value of such gas imbalance adjustment shall be calculated at a price of Twelve and No/100ths Dollars (US $12.00) per net MMBTU. The Base Purchase price shall be reduced/increased by the adjustments for such gas imbalance changes at Closing for errors or changes discovered prior to Closing. Adjustments for errors or changes discovered after Closing shall be adjusted between the Parties in the Final Settlement Statement. Neither Party shall have any recourse other than that provided for in this ARTICLE 15 against the other Party for any changes in gas balancing rights or obligations as of the Effective Time in respect of the Interests conveyed herein, whether known or unknown, discoverable or undiscoverable.
ARTICLE 16
CASUALTY LOSS
     If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty (“Casualty Defect”), Seller shall notify Buyer promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the damaged Asset(s) with an equivalent item(s), no later than the Closing. If any Casualty Defect exists at Closing, at Buyer’s option, Buyer shall proceed to purchase the damaged Asset(s), and the Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect; provided, however, that should such Purchase Price reduction exceed fifteen percent (15%) of the Base Purchase Price, then either Party may terminate this Agreement and have no further obligations hereunder other than for those obligations that expressly survive a termination hereof. Notwithstanding anything to the contrary contained in this ARTICLE 16, Seller shall be entitled to retain all insurance proceeds and claims against other parties relating to any such Casualty Defect. For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.
ARTICLE 17
TERMINATION
17.1. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:
(a) By mutual consent of the parties;
(b) Pursuant to Section 4.6, Section 14.1 or Article 16; or
(c) By either Seller or Buyer if the Closing shall not have occurred by the fifth (5th) business day following thirty (30) days after the date of this Agreement (except that a Party shall not have the right to terminate under this Section 17.1(c) if such Party is in material breach of any covenant, agreement, representation or warranty of such Party under this Agreement, including without limitation, a failure to close the transaction in accordance with the terms of this Agreement).

17.2. Effect of Termination. If this Agreement is terminated pursuant to Section 17.1, this Agreement shall become void and of no further force or effect (except for the provisions of ARTICLE 20 and Sections 22.1 and 22.2, which shall continue in full force and effect); provided that if either Party is in material default of its representations, obligations, covenants or agreements under this Agreement at the time this Agreement is so terminated, such defaulting Party shall continue to be liable to the other Party for damages in respect of such default, and such liability shall not be affected by such termination. In the event of any breach by a Party of its obligations under this Agreement, each non-breaching party shall have the right to seek the specific performance by such breaching Party of such obligations.
ARTICLE 18
BROKER’S AND FINDER’S FEES
     Buyer and Seller represent and warrant to each other that it has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transactions contemplated hereby for which the other Party shall have any responsibility whatsoever.
ARTICLE 19
NOTICES
     All communications between Buyer and Seller required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, by facsimile transmission, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:

SELLER	BUYER

Caddo Resources LP	Goodrich Petroleum Corporation
5949 Sherry Lane	808 Travis Street
Suite 755	Suite 1320
Dallas, Texas 75225	Houston, Texas 77002
Attention: H. Rex Corey, Jr.	Attention:
Phone: 214-373-1091	Phone:
Fax: 214-373-1095	Fax:
ARTICLE 20
DEFAULT
     If Buyer defaults on or prior to Closing in a material way on Buyer’s obligations, including but not limited to Buyer’s absence at the designated time and place for Closing, Seller shall be free immediately to sell the Assets to any third party without any restriction arising by reason of this Agreement. If Seller defaults on or prior to Closing in a material way on Seller’s obligations, including, but not limited to, Seller’s or its designated representative’s absence at the designated time and place for Closing, Buyer shall be entitled to require Seller’s specific performance in accordance with the terms of this Agreement.

ARTICLE 21
RENTAL, SHUT-IN, AND ROYALTY PAYMENT
     After Closing, Buyer will be responsible for the necessary payments of rentals, shut-in gas payments, and/or minimum royalties.
ARTICLE 22
MISCELLANEOUS
22.1. Confidentiality. Buyer shall cause the information and data furnished or made available by Seller to Buyer in connection with this Agreement or Buyer’s investigation of the Assets to be maintained in confidence and not to be used for any purpose other than in connection with this Agreement or Buyer’s investigation of the Assets; provided, however, that the foregoing obligation shall terminate on the earlier to occur of: (a) the Closing; (b) such time as the information or data in question is disclosed to Buyer by a third party that is not obligated to Seller to maintain same in confidence; or (c) such time as the information or data in question becomes generally available to the oil and gas industry other than through the breach of the foregoing obligation.
22.2. Return of Data. Buyer agrees that, if this Agreement is terminated for any reason whatsoever, Buyer shall, at Seller’s request, promptly return to Seller all information and data furnished to Buyer in connection with this Agreement or Buyer’s investigation of the Assets, and Buyer agrees not to retain any copies of any such information or data.
22.3. Entire Agreement. This Agreement and all Exhibits attached hereto and incorporated herein constitute the entire agreement between the Parties regarding the matters set forth herein. Any previous negotiations or communications between the Parties relating to the same are merged herein.
22.4. Survival. This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties. The representations made by Seller under Section 3.3 and Buyer under Section 3.5 shall continue in full force and effect for a period one (1) year from and after the Closing Date. All other representations, promises, agreements, releases, and indemnities made in this Agreement shall survive Closing.
22.5. Reservation of Interests. As to the Excluded Assets identified in Subsections 1.1(f)(i) and (ii) above, Seller retains whatever rights it has under existing agreements, contracts, leases and rights-of-way as are necessary for Seller to own, access and continue to operate the Excluded Assets and shall to the extent it has the right to do so under current agreements, contracts, leases and, or rights-of-way, Seller shall continue to have access on, over, across and through the lands encompassing the Interests and included within the Assets in order to exercise its rights to the Excluded Assets, provided that Seller shall exercise such retained rights in a manner so as not to unreasonably interfere with Buyer’s use and ownership of the Assets.
22.6. Choice of Law. THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS AND VENUE FOR ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE PROPER IN THE STATE OR FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS.

22.7. Assignment. The rights and obligations under this Agreement may not be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided nothing herein shall limit Buyer’s rights to convey the Interests after Closing.
22.8. No Admissions. Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, partners, managers, members, employees, or agents.
22.9. Third-Party Beneficiaries. Neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto.
22.10. Public Communications. Unless otherwise required by law, prior to Closing, no disclosure (whether or not in response to any inquiry) of the subject matter of this Agreement shall be made by any Party hererto unless approved by Buyer regarding the subject matter of this Agreement prior to release. Any written public announcement by Buyer regarding the Assets to be acquired by Buyer hereunder shall be delivered prior to release to the Seller for Seller’s approval of the language, which approval will not be unreasonably withheld. After Closing, either Party may make a press release or public communication concerning this transaction; provided, however, any such press release or public communication is subject to the other Party’s prior review and approval, which approval will not be unduly delayed or unreasonably withheld.
22.11. Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
22.12. Waiver. BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63 INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE “DECEPTIVE TRADE PRACTICES — CONSUMER PROTECTION ACT”) AND ANY OTHER SIMILAR LAW WHICH MAY BE APPLICABLE.
22.13. Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the maximum extent permissible by law.
22.14. Counterparts. This Agreement may be executed by Buyer and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

     22.15. Time of Essence. With regard to all dates and time periods set forth or referred to in their Agreement, time is of the essence.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

“SELLER”			“BUYER”

CADDO RESOURCES LP, a Delaware limited partnership,			GOODRICH PETROLEUM CORPORATION, a Delaware corporation

By:	Caddo Resources GP, LLC, a Delaware limited liability company, Its sole General Partner

	By:	/s/ H. Rex Corey, Jr.	By:	/s/ David R. Looney

		H. Rex Corey, Jr.,		David R. Looney
		President		Executive Vice President and
Chief Financial Officer